Exhibit 15.2

To the Board of Directors and Shareholders of

Telecom Argentina STET- France Telecom S.A.

We are aware of the inclusion in this Registration Statement on Form F-1 of Telecom Argentina STET- France Telecom S.A. dated January 8, 2004 of our reports dated November 7, 2003 relating to the unaudited consolidated interim financial statements of Telecom Argentina STET- France Telecom S.A. for the nine months ended September 30, 2003 and 2002 that are also included in the Registration Statement.

Very truly yours,

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member Firm of Ernst & Young Global

/s/    Aldo O. Carugati

    Aldo O. Carugati

    Partner

Buenos Aires, Argentina

January 8, 2004